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                       THIRD AMENDMENT TO LEASE AGREEMENT

         This Third Amendment to Lease Agreement ("Third Amendment") is dated as
of February   , 2000, by and between BROADWAY PARTNERS, an Illinois General
Partnership as Landlord and RIDDELL, INC., an Illinois Corporation as Tenant.

                                   WITNESSETH

         WHEREAS, on October 8, 1993, International Brotherhood of Painters and Allied Trades Union and Industry Pension Fund ("Prior Landlord") and Tenant entered into a Lease ("the Original Lease") for 51,155 square feet of space in the building located at 2050 Lively Boulevard, Elk Grove Village, Illinois (the "Building") for a term of April 1, 1994 through March 31, 1997.

         WHEREAS, on March 2,1995, prior Landlord and Tenant entered into a Lease Amendment Agreement whereby Tenant leased the entire 82,620 square feet (the "Premises") of the Building.

         WHEREAS, on September 17, 1996, Landlord and Tenant entered into a Second Lease Amendment extending the term of the Lease to March 31, 2000, and amending the rental rate pursuant to the Lease;

         (Hereinafter the Original Lease, the Lease Amendment Agreement and Second Lease Amendment are hereinafter referred to "as the Lease")

         WHEREAS, Broadway Partners has succeeded to the interest of Prior Landlord (hereinafter, Broadway Partners shall be referred to as "Landlord");

         WHEREAS, Landlord and Tenant desire to amend the Lease to extend the term through March 31, 2005, amend the Base Rent to be paid under the Lease, amend the Security Deposit requirement and to provide at the option of Tenant for the construction of approximately 2,500 square feet of additional office space, on the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of Ten no/100 dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Landlord and Tenant agree as follows:

         1. Term. Paragraph 1 of the Lease is amended to provide that the expiration date of the Lease shall be March 31, 2005.

         2. Base Rent. Paragraph 2a is amended to provide that the base rent to be paid by Tenant to Landlord hereunder shall be as set forth in the rent schedule attached hereto as Schedule A.

         3.       Paragraph 2b of the Lease is hereby amended as follows:

                  SECURITY DEPOSIT

                           Landlord presently holds the amount of $30,146.10 as
                  the Security Deposit. Upon the signing of this Third Amendment, Tenant shall deposit with Landlord the


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                  amount of $4,967.40, which will increase the Security Deposit to the sum of $35,113.50 as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease including without limitation, the surrender of possession of the Premises to Landlord as herein provided. At the option of Tenant, the Security Deposit may be in the form of an irrevocable letter of credit ("Letter of Credit") issued on the account of Tenant by a bank or financial institution ("Issuer Bank"). The Letter of Credit must provide for partial draws and that the same may be drawn upon by Landlord pursuant to the provisions of this Section. In the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Base Rent or Additional Rent, and fails to cure said default within any applicable cure period, Landlord may draw down upon said Letter of Credit and apply or retain the whole or any part of the Security Deposit so deposited to the extent required for the payment of any Base Rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend, as provided in this Lease, by reason of Tenant's default in respect of any of the terms, covenants and conditions of this Lease. If Landlord applies or retains any part of the Security Deposit so deposited, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant within ten (10) days after the Expiration Date and after delivery of the entire possession of the Premises to Landlord. In the event of a sale of the Building or leasing of the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or lessee and Landlord shall whereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look solely to the new landlord for the return of the Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

         4. Option to Terminate Lease. Tenant is hereby granted the one time option to terminate the Lease (the "Termination Option") effective March 31, 2003, upon the following terms and conditions:

                  a. Written notice of the election of Tenant to terminate the Lease must be given by Tenant to Landlord on or before October 1, 2002.

                  b. Tenant's right to exercise the Termination Option shall be contingent upon no Event of Default being in existence under this Lease on the date of exercise of the Termination Option or March 31, 2003, whichever is applicable.

                  c. Tenant's right to terminate the Lease shall be contingent upon Tenant paying to Landlord the following amounts:

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                           i.      The sum of $105,340.50; and

                          ii.      The unamortized cost of the Tenant
                                   Improvement's performed by Landlord pursuant to paragraph 5(a) below.

                  d. Tenant shall make payment of one-half the amount referred to in subparagraphs c (i) and (ii) above at the time of delivery of written notice of the election of the Termination Option, and shall pay the balance no later than the effective date of termination of the Lease as set forth in the termination notice.

         5.       Tenant Improvements.

                  (a) Upon written request from Tenant, Landlord at a cost to Landlord not to exceed the sum of $62,500 will construct approximately 2,500 square feet of additional office space in the Premises (the "Tenants Improvements"). Tenant shall reimburse Landlord for the cost of the Tenant Improvements by amortizing the cost thereof over the then remaining months of the term of the Lease at an interest rate of 11%; provided, however, Tenant shall reimburse Landlord within ten days of substantial completion of the Tenant improvements for any costs thereof in excess of the sum of $62,500. Landlord shall construct the Tenant Improvements pursuant to plans prepared by Tenant (the "Tenant Plans") and reasonably approved by Landlord. Upon substantial completion of the Tenant Improvements, Tenant shall be obligated to reimburse Landlord for said Tenant Improvements as set forth above. Upon the completion of the Tenant Improvements, the parties shall execute an agreement memorializing the amount due from Tenant to Landlord each month to reimburse Landlord for the Tenant Improvement Work.

                  (b) Landlord shall give Tenant not less than 5 days notice of the date of the expected substantial completion date of the Tenant Improvements. If Tenant disputes Landlord's notice that the Tenant Improvements have been Substantially Completed, Tenant shall deliver notice of such dispute to Landlord within five (5) days after Landlord's delivery to Tenant of Landlords' Notice of Substantial Completion. The failure of Tenant to deliver the foregoing Notice within such five (5) day period shall preclude Tenant from claiming at a later date that the Tenant Improvements have not been Substantially Completed. Tenant's Notice disputing Landlord's notice of Substantial Completion must state with specificity which items Tenant disputes are not Substantially Completed. In the event Tenant delivers the foregoing Notice within such five (5) day period, and Landlord and Tenant cannot mutually agree on the date of Substantial Completion within fifteen (15) days of Tenant's delivery of the foregoing Notice, or such longer period as Landlord and Tenant may agree upon, then the parties shall each select an architect who in turn shall select a third party licensed architect, whose determination as to substantial completion shall be binding. The parties shall each pay for their own architect and split the cost of the third party architect.


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                  (c)      In addition to the office space referred to in
                           Paragraph 5(a) above, Tenant shall have the option to construct up to 2,500 square feet of additional office space (the "Additional Space") pursuant to plans and specifications prepared by the Tenant and approved by the Landlord. Payment of the Additional Space improvements will be the sole responsibility of the Tenant. Landlord shall have the right to condition its consent to the work for the Additional Space upon review of the following information from
                           Lessee: (i) the names and addresses of all contractors, subcontractors and material suppliers who will be present on the Premises; (ii) copies of all contracts pertaining to the performance of the work for which such access is being requested; (iii) copies of all licenses and permits required in connection with the performance of the work for which such access is being requested; and (iv) certificates of insurance and instruments of indemnification against all claims, costs, expenses, liens, damages, and liabilities which may arise in connection with such work in amounts and with companies reasonably acceptable to Landlord. Tenant agrees that in accordance with Paragraph 7 of the Original Lease that upon expiration of the term, upon written notice from Landlord it will remove the Additional Space and restore the Premises to its original condition.

         6.       Tenants Payments for Fire and Casualty Insurance and
                  Landscaping:

                  a. Tenant shall pay all costs of Fire and Casualty Insurance for the Building above the base year for Fire and Casualty Insurance which for purposes hereof is deemed to be April 1, 2000 through March 31, 2001.

                  b. Tenant shall pay Landlord for all landscaping costs incurred in connection with the Building in each year of the Lease which exceeds the sum of $4,500 per year.

                  c. Tenant shall pay to Landlord the costs set forth in subparagraphs a and b above within 15 days of receipt of invoice thereof from Landlord.

         7. The parties agree that all other terms and conditions of the Lease remain in full force and effect.

         8. Tenant agrees to provide Landlord with an original copy of this amendment properly signed and attested to by a duly authorized officer of the corporation approving this Third Amendment prior to April 1, 2000, and prior to Landlords obligation to commence the Tenant Improvements as set forth in paragraph 5 hereof.


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        IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date set forth above.


LANDLORD:                                    TENANT:

BROADWAY PARTNERS, an Illinois               RIDDELL CORPORATION, an Illinois
General Partnership                          Corporation

By:  /s/ William J. O'Neill                  By:  /s/ William Sherman
   --------------------------------             ------------------------------

Title: One of its Genera1 Partners           Title:  Senior Vice President

Print Name: WILLIAM J. O'NEILL               Print Name: WILLIAM SHERMAN


                                             Attest:



                                             /s/ Richard A. Lester
                                             ---------------------------------
                                              Secretary


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                                  RENT SCHEDULE
--------------------------------------------------------------------------------
                            Rent per Sq. Ft.*   Monthly Rent       Annual Rent
--------------------------------------------------------------------------------
Year 1: 4/1/00 - 3/31/03          $5.10          $35,113.50         $421,362.00
--------------------------------------------------------------------------------
Year 2: 4/1/03 - 3/31/05          $5.20          $35,802.00         $429,624.00
--------------------------------------------------------------------------------

 * Rent calculated upon 82,620 square feet.

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